Exhibit 10.19

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release of Claims (this “Agreement”), dated as of May 21, 2010, is entered into by and between Richard P. Johnson (“Executive”), and American Tire Distributors, Inc., a Delaware corporation (the “Company”, subject to Section 5(k)) (collectively, the “Parties”).

RECITALS

A. Pursuant to the terms of the Employment Agreement made and entered into as March 31, 2005, by and between the Company and Executive (as amended from time to time, the “Employment Agreement”), Executive is currently employed by the Company and serves as a member of the Board of Directors of American Tire Distributors Holdings, Inc. (“Parent”);

B. Parent has entered into an Agreement and Plan of Merger, dated as of April 20, 2010 (as the same may be amended, the “Merger Agreement”), by and among, Parent, Accelerate Holdings Corp., Accelerate Acquisition Corp. (“Merger Sub”) and Investcorp International, Inc., as Stockholders Representative, pursuant to which, Merger Sub will merge (the “Merger”) with and into the Company and in connection therewith all directors of Parent are required to resign unless otherwise agreed to by the parties to the Merger Agreement; and

C. In connection with the transactions contemplated by the Merger Agreement, the Parties have determined that it is in their mutual best interests for Executive’s employment and service with the Company and its affiliates to terminate on the terms and conditions set forth herein.

NOW THEREFORE, it is understood and agreed by and between the Parties hereto that in full, sufficient and complete consideration of the mutual promises and covenants contained herein, Executive and the Company hereby agree as follows:

AGREEMENT

1. Resignation. Effective as of the Closing Date (as such term is defined in the Merger Agreement), Executive hereby resigns his employment with the Company, as well as all other positions that Executive may hold as an employee, officer and/or director of Parent or any of its subsidiaries or affiliates (such resignation date, the “Separation Date”).

2. Continued Payment Of Wages and Accrued Vacation. From the date hereof until the Separation Date, Executive shall continue to receive his base salary and participate in all Company benefit plans in which he and/or his dependents currently participate. On the Separation Date, the Company shall pay Executive all unpaid wages and accrued vacation pay through the Separation Date and, except as provided in Section 4 below, Executive’s (and Executive’s dependents) participation in Company benefit plans shall cease and terminate.

3. Severance Pay. Notwithstanding anything to the contrary in the Employment Agreement, on the Separation Date, the Company shall pay to Executive a lump severance payment equal to $300,000 less required withholdings and deductions paid on the Separation Date. Executive shall not be entitled to any other or additional payments with respect to

Executive’s employment, including any annual performance-based cash bonus program, severance programs or similar obligations (it being agreed that the payment pursuant to this Section 3 shall be in lieu of any such participation, severance payment or other obligation pursuant to the terms of any Company benefit plan or the Employment Agreement).

4. Continuation of Benefits. Executive shall be entitled to continued participation by Executive and his immediate family at the Company’s expense in the health benefit plan or program maintained by the Company from time to time until Executive’s sixty-fifth birthday.

5. Further Obligations

(a) Executive acknowledges receipt of any salary, wages, incentives, bonuses, commissions and any other type of compensation due to Executive, and Executive acknowledges that Executive has been paid in full and is owed no additional compensation of any kind, for work performed through and including the date hereof, except as provided under Sections 2 and 3 above. Executive further acknowledges that, as of the date of Executive’s signing of this Agreement, Executive has sustained no injury or illness related in any way to Executive’s employment with the Company for which a workers compensation claim has not already been filed.

(b) In return for the Company’s agreement to provide Executive with the consideration referred to in Sections 2, 3 and 4, Executive, for Executive and Executive’s heirs, beneficiaries, designees, privies;. executors, administrators, attorneys, representatives, and agents, and Executive’s and their assigns, successors and predecessors, hereby releases and forever discharges the Company and its parents, subsidiaries and affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of each of the foregoing (collectively, the “Released Parties”) from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or equity, known or unknown, Executive ever had, now has, or may have against the Released Parties as of the date of Executive’s signing of this Agreement. This release includes, but is not limited to, any claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent supervision or retention, violation of the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Sarbanes-Oxley Act of 2002, claims pursuant to any other federal, state or local law regarding discrimination, harassment or retaliation based on age, race, sex, religion, national origin, marital status, disability, sexual orientation or any other unlawful basis or protected status or activity, and claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty having any bearing whatsoever upon the terms and conditions of, and/or the cessation of Executive’s employment with and by the Company. This release does not include claims that ay not be released under applicable law.

(c) Executive agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that Executive could make on Executive’s own behalf, but also those which may have been or may be made by any other person or organization on Executive’s behalf. Executive specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties based on any acts or omissions occurring on or before the date of Executive’s signing of this Agreement and Release. If Executive is asserted to be a member of a class in a case against any of the Released Parties based on any acts or omissions occurring on or before the date of Executive’s signing of this Agreement, Executive shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so. Executive agrees that Executive will not encourage or assist any person in filing or pursuing any proceeding, action, charge, complaint, or claim against the Released Parties, except as required by law.

(d) This Agreement is not intended to interfere with Executive’s exercise of any protected, nonwaivable right, including Executive’s right to file a charge with the Equal Employment Opportunity Commission or other government agency. By entering into this Agreement, however, Executive acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which Executive might be entitled and Executive is forever discharging the Released Parties from any liability to Executive for any acts or omissions occurring on or before the date of Executive’s signing of this Agreement.

(e) Neither this Agreement, nor anything contained herein, shall be construed as an admission by the Released Parties of any liability or unlawful conduct whatsoever. The parties hereto agree and understand that the consideration set forth herein was negotiated as a compromise between the Parties and is in excess of that which the Company may otherwise obligated to provide to Executive, and it is provided solely in consideration of Executive’s execution of this Agreement. The Parties agree that the consideration set forth herein sufficient consideration for the release being given by Executive in this Section 5, and for Executive’s other promises herein.

(f) Executive acknowledges that in the course of Executive’s employment with the Company Executive became familiar with trade secrets and other confidential information of the Company and the Executive’s services were of a special, unique and extraordinary value to the Company. Therefore, in consideration of the foregoing and the payments and benefits to be provided hereunder, Executive agrees that for thirty-six months following the date hereof (the “Noncompete Period”), Executive shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any business of the Company within North America and any other geographical area in which the Company then engages in business or engaged in business at any time during Executive’s employment with the Company. Nothing in this Section 5(f) shall prohibit Executive from being a passive owner of not more than two percent of the outstanding stock of any class of a corporation which is publicly traded so long as Executive has no direct or indirect active participation in the business of such corporation.

(g) During the Noncompete Period, Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee, (ii) hire any person who is, or at any time during Executive’s employment with the Company was, an employee of the Company or (iii) induce or attempt to induce any person having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.

(h) Executive agrees that Executive shall not use for Executive’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall Executive otherwise disclose to any individual or entity any proprietary information of the Company unless such disclosure (x) has been authorized by the Board of Directors of the Company or (y) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, “proprietary information” shall mean: (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (iv) any inventions, innovations, trade secrets or other items covered by Section 5(j) below; and (v) any other information which the Board of Directors of the Company has determined by resolution and communicated to Executive in writing to be proprietary information for purposes hereof. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of the Executive in violations of Sections 5(f) or 5(g) or this Section 5(h).

(i) Executive represents that Executive has previously surrendered to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape; or electronic and other media of any kind which was in Executive’s possession or under Executive’s control or accessible to Executive which contained any proprietary information (collectively, “Records”), and Executive agrees that to the extent Executive otherwise comes into possession of any such Records or any such Records come under Executive’s control or become accessible to Executive, Executive shall not retain such Records and shall promptly return them to the Company.

(j) Executive agrees that all inventions, innovations, trade secrets, patents and process in any way relating, direct or indirectly, to the Company’s business that were developed by Executive alone or in conjunction with others during Executive’s employment with the Company belong to the Company. Executive will use Executive’s best efforts to perform all actions reasonably requested by the Board of Directors to establish and confirm such ownership in the Company.

(k) For purposes of this Section 5, the term “Company” shall include the Company, its immediate parent (equity holding company), and all of its subsidiaries and joint ventures as the same may exist from time to time; provided, that, upon the assignment by the Company of its rights under this Agreement, the term “Company” shall thereafter only include the Company and its subsidiaries and joint ventures.

6. Injunctive Relief. The Parties (a) intend that the provisions of Section 5 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Section 5 (including the duration and area for which the covenants in Sections 5(f) and (g) are to be effective) are reasonable and necessary to protect the legitimate interests of the business of the Company and its affiliates and (c) agree that any violation of Section 5 might result in irreparable injury to the Company and its affiliates, the exact amount of which would be difficult to ascertain and the remedies at law for which may not be reasonable or adequate compensation to the Company and its affiliates for such a violation. Accordingly, Executive agrees that if he violates the provisions of Section 5, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek specific performance and injunctive relief, and without the necessity of proving actual damages.

7. Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement, including without limitation any dispute, claim or controversy concerning validity, enforceability, breach or termination hereof, shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the Parties. If the Parties have not jointly agreed upon an arbitrator within twenty calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either Party may request the American Arbitration Association to furnish the Parties with a list of names from which the Parties shall jointly select an arbitrator. If the Parties have not agreed upon an arbitrator within ten calendar days of the transmittal date of the list, then each Party shall have an additional five calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator’s fees and expenses.

8. Binding Effect. The Parties acknowledge that this Agreement embodies the terms of a settlement arrived at through negotiation between the Parties, and that both Parties had an opportunity to review this Agreement with and involve counsel of their respective choosing. As such, the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

9. Binding On Parties and Representatives. This Agreement shall be binding upon Executive, and upon his spouse, heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and to the Releasees, and each of them, and to their respective administrators, representatives, executors, successors and assigns.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to principles of conflicts of law.

11. Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto and expressly supersedes any and all prior agreements or understandings between the Parties hereto pertaining to any of the subjects addressed herein, including without limitation the Employment Agreement.

12. Amendments. This Agreement can be amended, modified or terminated only by a writing executed by both Executive and an authorized representative of the Company.

13. Voluntary Execution. This Agreement is executed voluntarily by each party without duress or influence on the part of the other party or any third person.

14. Invalid Provisions. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding. In the event any court or arbitrator determines that the time period or the area of the covenants in Sections 5(f) or (g), or both of them, are unreasonable and that any of such covenants are to that extent unenforceable, the Parties agree that such covenants will remain in full force and effect first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable (it being understood that the Parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United State of America).

15. Counterparts and Facsimile. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned Parties. The Parties agree that this Agreement may be executed using facsimile signatures and that such signatures shall be deemed to be as valid as original signatures.

16. No Reliance on Company Representations. Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

17. Revocation Rights. Executive understands that in accordance with the terms of the Older Workers’ Benefits Protection Act, he has been advised to review this Agreement with counsel of his choice, and that he has twenty-one (21) days within which to consider this Agreement before signing it, although he is not required to wait twenty one (21) days before signing this Agreement. Executive further understands that he has seven (7) days after signing this Agreement within which to revoke it. This Agreement shall be effective on the eighth (8th) day following Executive’s signature, assuming he elects not to revoke the Agreement. In the event Executive elects to revoke this Agreement, he must do so by sending written notice of revocation to American Tire Distributors, Inc., 12200 Herbert Wayne Court, Suite 150, Huntersville, NC 28078, Attention: J. Michael Gaither.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.

Dated: May 19, 2010	By:	/s/ Richard P. Johnson
Richard P. Johnson

Dated: May 19, 2010	AMERICAN TIRE DISTRIBUTORS, INC.

	By:	/s/ William E. Berry
Name: William E. Berry Title: President and Chief Executive Officer